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                                     Exhibit 11



                         WATERS CORPORATION AND SUBSIDIARIES
                 STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share amounts)



                                                   For the three months ended
                                               --------------------------------
                                               March 31, 1997    March 31, 1996
                                               --------------    --------------
Common stock outstanding,
 beginning of period                                  28,923            28,796
Weighted average number of common
 stock equivalent shares                               4,904             5,035
Weighted average number of shares
 issued upon exercise of stock options                     4                -
Less: Assumed purchase of treasury shares             (1,964)           (2,906)
                                               --------------     -------------
Weighted average number of common shares              31,867            30,925
                                               ==============     =============

Net income                                            12,338             8,175
Less: accretion of and 6% dividend
 on preferred stock                                     (234)             (229)
                                               --------------     -------------
Net (loss) income available to common
 stockholders                                         12,104             7,946
Income (loss) per common share:                        $0.38             $0.26


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Fully diluted net income per share is the same as primary net income per share.